Exhibit 99.1

Exactech Acquires Key Supplier, Secures Proprietary

Knee Replacement Technology

GAINESVILLE, Fla. – May 25, 2010 – Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that the company has acquired Brighton Partners, Inc., the sole source supplier of the direct compression molded polyethylene bearings used exclusively in Exactech’s flagship product, the Optetrak® knee replacement system. The acquisition includes the company’s assets, technology and know-how to continue manufacturing at the Sarasota, Fla.-based facility. Exactech plans to retain the Brighton Partners employees and to add additional staff as needed to support the company’s future growth.

Exactech President David Petty stressed the importance of this strategic supply chain acquisition. “Protecting this proprietary technology is of critical importance to our knee product line, which represented more than $75 million of our total 2009 revenue. The acquisition also provides structure and resources for production expansion to support our worldwide growth,” Petty said. The all-cash transaction for $5.5 million does not change any of Exactech’s previous financial guidance.

Direct compression molded polyethylene bearings are a key component of Exactech’s knee replacement system. The bearings provide a smooth, gliding surface between metal components that are used to replace the damaged ends of a patient’s femur (thigh) and tibia (shin) bones. Like a patient’s real knee, the surface between these bones is subject to wear, making polyethylene a key factor in knee implant longevity.

Albert Burstein, Ph.D, majority owner of Brighton Partners, was the lead design engineer for the Optetrak knee implant and developed the process for manufacturing the direct compression molded polyethylene used in the Opetrak knee. This material technology is a distinguishing design feature that has been shown in laboratory studies1 to deliver very low wear, which contributes to the knee system’s excellent long-term clinical results2,3.

“Exactech has been our major customer throughout our history,” Burstein said. “Exactech’s acquisition of Brighton Partners is a logical step in assuring continual development and growth in Exactech’s knee product line.”

About Exactech

Based in Gainesville, Fla., Exactech is celebrating its 25th anniversary developing and marketing orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts

Jody Phillips

Chief Financial Officer

352-377-1140

Julie Marshall or Frank Hawkins

Hawk Associates

305-451-1888

E-mail: exactech@hawkassociates.com.

1.	Furman BD, Lai S, Li S. A comparison of knee simulator wear rates between directly molded and extruded UHMWPE. Presented at the Society for Biomaterials, 2001.
2.	Robinson R. Five-year follow-up of primary Optetrak posterior stabilized total knee arthroplasties in osteoarthritis. Journal Arthrop. 2005;20(7):927-31.
3.	Edwards J, Gradisar I Jr, Nadaud M, Kovacik M, Askey M. Eight and one-half year clinical experience with the Optetrak total knee prosthesis. Presented at the American Academy of Orthopaedic Surgeons. February 2004.

EXACTECH INC.